Exhibit 23.5

Independent Auditors’ Consent

The Board of Directors

Marchex, Inc.:

We consent to the use of our report dated September 30, 2005 with respect to the balance sheet of IndustryBrains, Inc. as of December 31, 2004 and the related statement of operations, stockholders’ equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Seattle, Washington

June 6, 2006